Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Summary Consolidated Financial Data,” “Selected Consolidated Financial Data,” and “Experts” and to the use of our report dated February 4, 2005 (except with respect to the matters discussed in paragraphs 4 and 5 in Note 10, as to which the date is March 30, 2005), in the Registration Statement (Form S-3 No. 333-127851) and related Prospectus of TNS, Inc. for the registration of 8,050,000 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated February 4, 2005 (except with respect to the matters discussed in paragraphs 4 and 5 in Note 10, as to which the date is March 30, 2005) with respect to the financial statement schedule of TNS, Inc. for the years ended December 31, 2004, 2003, and 2002 included in the Annual Report (Form 10-K) for 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, VA

September 1, 2005